UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 25, 2005

MAXUS TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-26337	82-0514605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18300 Sutter Blvd.
Morgan Hill, California 95037
(Address of principal executive offices, including zip code)

(408) 782-2005
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

On May 25, 2005, Maxus Technology Corporation entered into a non-binding term sheet with Tazbaz Holdings Limited, a Canadian corporation, pursuant to which Tazbaz agreed to provide Maxus with debt financing in return for, among other things, (i) a secured promissory note convertible into shares of Maxus common stock, (ii) a warrant exercisable for up to one million shares of Maxus common stock at an exercise price per share of $0.01 which terminates upon the earlier of (a) a merger, consolidation or sale of substantially all of Maxus’ assets and (b) three years after the date of issuance; and (iii) a voting agreement with certain Maxus stockholders. The principle terms of the proposed Note are as follows:

•
Aggregate principal value of the Note is approximately $550,000, which is inclusive of $200,000 of new funds from Tazbaz and the restructuring of approximately $350,000 of Tazbaz existing secured debt with Maxus

•	Maturity date of May 13, 2006
•	Interest rate of seven percent per annum with interest payable monthly in arrears, such annual interest rate to increase to 15% per annum if the Note is not paid in full by May 13, 2006
•	Maxus is to use commercially reasonable efforts to cause the Note to have a first priority security interest in all of the assets of Maxus, including its intellectual property
•
Aggregate amount due under the Note is convertible at anytime at the option of Tazbaz into common stock of Maxus at the lower of (x) $0.05 per share (the current trading price per share of Maxus common stock) or (y) a 15% discount to any price at which common stock of Maxus is sold to an institutional investor

•
If additional funding is not secured within 120 days of the date of issuance of the Note to fully pay off the Note, then Maxus will be obligated, at the option of Tazbaz, to set aside 20% of its gross profits each month to pay any principal and interest amounts due under the Note

On May 25, 2005, after negotiating the term sheet, Tazbaz wired into Maxus’ account $200,000 prior to the drafting of any definitive documents related to the debt financing. Pursuant to the terms of the term sheet, if the parties do not execute definitive documents prior to June 9, 2005, then Maxus will have the option to repay any, or all, of the Tazbaz funds, thereby terminating any understanding or agreement, implied or otherwise, regarding this transaction with Tazbaz.

If definitive documents are effected and assuming (i) full exercise of conversion rights by Tazbaz pursuant to the Note at an exercise price of $0.05 per share, (ii) exercise of the full amount of the common stock warrant by Tazbaz, and (iii) that 22,780,000 shares of Maxus common stock are outstanding, Tazbaz could potentially acquire approximately 12,000,000 shares of Maxus common stock or approximately 33% of Maxus common stock. In addition, Tazbaz may have some ability to direct the voting of additional shares pursuant to the voting agreement contemplated by this transaction.

Issuance of the warrant and convertible note, if effected, will be made in reliance on the exemption from registration provided by Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, as amended.

FORWARD LOOKING STATEMENTS

This Form 8-K contains statements that are forward-looking in nature, including statements about the possible issuance of the warrant, note and related agreements, and the potential shareholdings of Tazbaz in connection with the above transaction. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in this Form 8-K.  Factors that might affect actual outcomes include, but are not limited to, our ability to negotiate and enter into definitive agreements with Tazbaz, and potential changes in our capitalization. For a more detailed discussion of these and associated risks, see Maxus’ most recent documents filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Maxus as of the date of the release, and we assume no obligation to update any such forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS TECHNOLOGY CORPORATION

By:	/s/ Patrick Mulvey
Patrick Mulvey Chief Executive Officer

Date: June 1, 2005